Exhibit 99.1

Culp, Inc. Names Fred A. Jackson to Board of Directors

HIGH POINT, N.C.--(BUSINESS WIRE)--January 21, 2016--Culp, Inc. (NYSE: CFI), today announced that Fred A. Jackson was elected to the company’s Board of Directors. His term is effective January 21, 2016, and will expire at the next annual meeting of shareholders, at which time he will be eligible for re-election along with the other directors.

Jackson has a business background of 38 years with American & Efird LLC (A&E), one of the world’s foremost manufacturers of sewing thread, embroidery thread and technical textiles with a global presence that extends from Asia to Europe to the Americas. The major end-user markets served by A&E include the apparel, home furnishings and automotive industries. Having served in various executive and sales management positions, Jackson retired as Chief Executive Officer in September 2015. He continues to serve as Non-Executive Chairman for the Advisory Board of A&E. Jackson has a bachelor’s degree in marketing from Valdosta State College and completed the Executive Program at the Darden Business School of the University of Virginia. He also serves on the boards of the American Apparel and Footwear Association and the International Apparel Federation.

Commenting on the announcement, Robert G. Culp, III, chairman of the board of Culp, Inc., stated, “We are pleased and fortunate to have Fred Jackson join our Board. Because of his considerable experience and successful career in the textile industry and his insight regarding the dynamics of operating an international business, he is an excellent choice for Culp. Fred brings an additional level of global expertise in the bedding and furniture industries that complements our strong and experienced Board, and we expect he will make a meaningful contribution to its work. We look forward to his participation and counsel about the future direction for Culp as we execute our strategy in today’s global marketplace.”

Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture. The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers. Culp has operations located in the United States, Canada and China.

CONTACT:
Culp, Inc.
Company Contact:
Kenneth R. Bowling, 336-881-5630
Chief Financial Officer
or
Media Contact:
Teresa A. Huffman, 336-889-5161
Vice President, Human Resources